Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	April 15, 2014
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL AND YEAR OVER YEAR QUARTERLY INCREASES IN REVENUES AND NET INCOME.

Milpitas, California, April 15, 2014, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended March 30, 2014. Quarterly revenues of $348.0 million for the third quarter of fiscal year 2014 increased $13.4 million or 4.0% over the previous quarter's revenue of $334.6 million and increased $33.5 million or 10.6% over $314.5 million reported in the third quarter of fiscal year 2013. Net income of $117.6 million increased $12.9 million or 12.3% over the second quarter of fiscal year 2014 and increased $6.6 million or 6.0% over the third quarter of fiscal year 2013. Diluted earnings per share of $0.48 per share in the third quarter of fiscal year 2014 increased $0.04 per share or 9.1% over the second quarter of fiscal year 2014 and increased $0.02 per share or 4.3% over the third quarter of fiscal year 2013. Net income for the third quarter fiscal 2014 benefited from a lower tax rate of 21% compared to the second quarter of fiscal 2014 rate of 25% due primarily to the release of estimated tax liabilities for fiscal years that are no longer subject to audit. The prior year quarter had a lower tax rate of 12.75% due to the reinstatement of the federal R&D tax credit and secondarily due to the release of estimated tax liabilities for fiscal years that are no longer subject to audit.

During the third quarter the Company's cash, cash equivalents and marketable securities increased by $45.1 million over the second quarter of fiscal year 2014 to $1,763 million net of spending $10.9 million to purchase approximately 242,000 shares of its common stock in the open market. A cash dividend of $0.27 per share will be paid on May 28, 2014 to stockholders of record on May 16, 2014. Additionally, we announced earlier this month that the Company has called for redemption effective May 1, 2014 all of its outstanding Senior Convertible Notes with a principal balance of $845 million. The face value of the Notes will be paid with internally generated cash, with any conversion premium paid in shares of our common stock.

According to Lothar Maier, CEO, “After the slight decline we experienced last quarter, we are pleased to report that the bookings momentum that occurred at the end of our second quarter continued through the third quarter. As a result, we grew revenues 4% sequentially and 10.6% year-over-year. The book-to-bill ratio was positive for the quarter and bookings increased sequentially in all of our major markets, with the automotive, industrial and communications markets showing the most gains. Looking forward, we are encouraged by our current bookings momentum and the breadth of the bookings across our major markets. Accordingly, we are currently estimating sequential revenue growth of 2% to 6% for our fiscal fourth quarter. The redemption of our convertible notes will favorably impact our profitability going forward as interest expense related to the notes will terminate. Shares of common stock will increase modestly to reflect the anticipated premium the notes will have earned.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 30, 2013.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 16, 2014 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call 719-325-4828, or toll free 800-263-0877 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from April 16, 2014 through April 23, 2014. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #3211661. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 23, 2014 until the third quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended			Nine Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013	March 30, 2014	March 31, 2013
Revenues	$348,006	$334,595	$314,542	$1,022,958	$954,971
Cost of sales (1)	84,479	82,521	79,259	251,001	241,202
Gross profit	263,527	252,074	235,283	771,957	713,769
Expenses:
Research & development (1)	62,129	62,008	58,517	185,649	174,624
Selling, general & administrative (1)	40,693	38,852	38,480	118,223	113,074
	102,822	100,860	96,997	303,872	287,698
Operating income	160,705	151,214	138,286	468,085	426,071
Interest expense	(6,813)	(6,813)	(6,812)	(20,439)	(20,502)
Amortization of debt discount(2)	(5,603)	(5,524)	(5,294)	(16,573)	(15,659)
Interest and other income	581	791	1,004	2,254	3,050
Income before income taxes	148,870	139,668	127,184	433,327	392,960
Provision for income taxes	31,263	34,917	16,216	103,101	87,976
Net income	$117,607	$104,751	$110,968	$330,226	$304,984

Earnings per share:
Basic	$0.49	$0.44	$0.47	$1.38	$1.29
Diluted	$0.48	$0.44	$0.46	$1.37	$1.28

Shares used in determining earnings per share:
Basic	240,669	239,206	237,296	239,592	236,323
Diluted	243,992	240,670	238,641	241,724	237,388

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,961	$2,106	$1,998	$6,031	$5,952
Research & development	9,133	9,816	9,324	28,111	27,775
Selling, general & administrative	4,718	5,069	4,812	14,517	14,335
(2) Amortization of debt discount (non-
cash interest expense)	5,603	5,524	5,294	16,573	15,659

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	March 30, 2014	June 30, 2013
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,762,728	$1,524,741
Accounts receivable, net of allowance for doubtful
accounts of $1,870 ($1,891 at June 30, 2013)	182,032	145,274
Inventories	87,675	87,229
Deferred tax assets and other current assets	41,291	36,646
Total current assets	2,073,726	1,793,890

Property, plant & equipment, net	268,348	288,466
Other noncurrent assets	14,335	15,985
Total assets	$2,356,409	$2,098,341

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$18,353	$10,258
Accrued income taxes, payroll & other accrued liabilities	85,318	109,426
Deferred income on shipments to distributors	43,194	44,088
Convertible senior notes	843,202	826,629
Deferred tax liabilities- current portion	38,177	35,479
Total current liabilities	1,028,244	1,025,880

Deferred tax and other noncurrent liabilities	104,494	90,553

Stockholders’ equity:
Common stock	1,874,616	1,736,729
Accumulated deficit	(650,833)	(754,555)
Accumulated other comprehensive loss	(112)	(266)
Total stockholders’ equity	1,223,671	981,908
	$2,356,409	$2,098,341

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013	March 30, 2014	March 31, 2013
Reported net income
(GAAP basis)	$117,607	$104,751	$110,968	$330,226	$304,984

Stock-based compensation	15,812	16,991	16,134	48,659	48,062
Amortization of debt
discount(1)	5,603	5,524	5,294	16,573	15,659
Income tax effect of non-GAAP adjustments	(4,497)	(5,629)	(2,732)	(15,521)	(14,266)

Non-GAAP net income	$134,525	$121,637	$129,664	$379,937	$354,439

Non-GAAP earnings per share
Basic	$0.56	$0.51	$0.55	$1.59	$1.50
Diluted	$0.55	$0.51	$0.54	$1.57	$1.49

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.